I CERTIFY THIS IS A CQPY OF A

DOCUMENT FILED ON

JUL 26 2000

FORM 19

(Section 348)

“J. Powell”

Certificate of

JOHN S. POWELL

Incorporation No. 604510

REGISTRAR OF COMPANIES

PROVINCE OF BRITISH COLUMBIA

COMPANY ACT

SPECIAL RESOLUTION

The following Special Resolution was passed by the undermentioned company on the date stated:

Name of Company:

Copper Mountain Mines Ltd.

Date Resolution Passed:

July 20, 2000

Resolution:

"BE IT RESOLVED as a Special Resolution that:

Copper Mountain change its name from "Copper Mountain Mines Ltd." to "China Ventures Inc." or such other name as is acceptable to applicable regulatory authorities, such change in. name be effective concurrently with, or as soon. as possible after, the completion of the Arrangement described In the Information Circular."

A copy of the Altered Memorandum is attached hereto.

Certified a true copy this 25th day of July, 2000.

(Signed)_______________________

Signature

Solicitor_______________________

Relationship to Company